Exhibit 10(a)

RESTRICTED UNIT AGREEMENT

This RESTRICTED UNIT AGREEMENT, by and between Entergy Corporation and Leo P. Denault ("Grantee"), shall be effective as of January 25, 2008, which is the date approved by the Personnel Committee of the Entergy Corporation Board of Directors, contingent upon execution by the parties. The definitions of capitalized terms used in this Agreement are provided in Section 19, unless otherwise noted.

  Grant of Restricted Units. In consideration of the continued leadership and System service Grantee will provide over the next 60 months, pursuant to the Equity Plan, the Company hereby grants to Grantee TWENTY-FOUR THOUSAND (24,000) Restricted Share Units ("Restricted Units"), subject to the terms and conditions set forth below, including, but not limited to, Section 4 of this Agreement.
  Vesting of Restricted Units. The Restricted Units (without dividend equivalents) shall vest in accordance with the following schedule:
    8,000 Restricted Units shall vest on January 25, 2011.
    8,000 Restricted Units shall vest on January 25, 2012.
    8,000 Restricted Units shall vest on January 25, 2013

Grantee must be a full-time employee of a System Company (as defined in the Equity Plan) continuously from the Effective Date of this Agreement through the applicable vesting date in order to vest in the Restricted Units that are scheduled to become vested on such vesting date. Notwithstanding the foregoing, the following subsections sets forth the entitlement of Grantee or his beneficiary(ies) to certain benefits under specified circumstances described in each subsection, and in no event shall Grantee and his beneficiary(ies) be entitled to payments and benefits under more than one such subsection.

2.1 The Restricted Units constitute "Other EOP Awards," as that term is defined in Grantee's Retention Agreement with the Company, executed and effective on August 3, 2006 ("Retention Agreement") and, therefore, the vesting of such Restricted Units shall accelerate in accordance with the terms and conditions of the Retention Agreement if Grantee experiences an event under the Retention Agreement that accelerates the vesting of "Other EOP Awards."

2.2 The Restricted Units shall be eligible for accelerated vesting under Section 13.1(a) of the Equity Plan in the event of a Change in Control (as defined in the Equity Plan).

  Payment of Restricted Units. As soon as reasonably practicable after each date on which the Restricted Units vest hereunder but in no event later than the date that is 2-1/2 months from the end of the Company's taxable year in which such amount is no longer subject to a substantial risk of forfeiture, the Company shall pay to Grantee a cash amount equal to the Fair Market Value of a share of Common Stock on the date of vesting, multiplied by the number of Restricted Units which vested on such date. Notwithstanding the aforementioned timing of payment, such payment shall be made in accordance with the short term deferral exception of Code Section 409A regulations, as may be amended after the Effective Date of this Agreement.

  Termination, Forfeiture and/or Repayment of Restricted Units. Except as otherwise provided herein, the Restricted Units for which restrictions have not yet lifted shall terminate on the date on which the Grantee's full-time System employment terminates.

  Amendment and Code Section 409A Limitations. This Agreement may be amended or modified only by a written instrument signed by Grantee and by an expressly authorized representative of Company. The parties acknowledge that certain provisions of this Agreement may be required to be amended to conform to Section 409A of the Internal Revenue Code of 1986, as amended from time to time, to avoid the possible imposition of additional tax under Section 409A with respect to certain payments and benefits under this Agreement. Company agrees that it will not unreasonably withhold its consent to any such amendments which in its determination are (i) feasible and necessary to avoid adverse tax treatment under Section 409A for the Grantee, and (ii) not adverse to the interests of Company.

  Restricted Units Nontransferable. Restricted Units awarded pursuant to this Agreement may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by Grantee (or any beneficiary) other than by will or laws of descent and distribution.
  Governing Law. The laws of the State of Louisiana shall govern the validity, interpretation, and construction of this Agreement, without regard to its principles of conflict of laws.
  Incorporation of Equity Plan. The Equity Plan is hereby incorporated by reference and made a part hereof, and the Restricted Units and this Agreement shall be subject to all terms and conditions of the Equity Plan, a copy of which has been provided or otherwise made accessible to the Grantee. Any capitalized term which is not defined in this Agreement shall have the meaning set forth in the Equity Plan, unless otherwise noted.
  Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Grantee and such officer as may be specifically designated by the Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The Equity Plan may be amended, modified or terminated only in accordance with its terms.
  Rights as a Shareholder. Neither the Grantee nor any of Grantee's successors in interest shall have any rights as a stockholder of the Company with respect to any Restricted Unit.
  Agreement Not a Contract of Employment. Neither the Equity Plan, the granting of the Restricted Units, this Agreement nor any other action taken pursuant to the Equity Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

  Settlement of Disputes. The Committee shall have full authority to interpret and construe the terms of the Equity Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

12.1 All claims by Grantee for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. The Committee shall have the sole and exclusive power and discretion to make factual determinations, construe and interpret the Agreement. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to Grantee in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to Grantee for a review of the decision denying a claim and shall further allow Grantee to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that Grantee's claim has been denied.

12.2 If Grantee elects to challenge the Committee's decision in judicial proceedings, that action must be filed within 180 days following the day the Committee makes a final determination on the claim.

  Successors. In addition to any obligations imposed by law upon any successor to Company, Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Grantee to compensation from Company in the same amount and on the same terms as Grantee would be entitled to hereunder if there occurred a Change in Control (as defined in the Equity Plan), on the date on which any such succession becomes effective.

  Unfunded Benefit. Unless specifically provided for in a written plan document properly adopted pursuant to such plan, none of the benefits or arrangements described in this Agreement shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Grantee's System Company employer.
  Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, if to the Grantee, to his last known address as shown in the personnel records of Company, and if to Company, to the following address or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt: Entergy Corporation, Attention: General Counsel, 639 Loyola Avenue, 26th Floor, New Orleans, LA 70113-3125. 9;
  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
  Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Grantee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Grantee shall die while any amount would still be payable to Grantee hereunder (other than amounts which, by their terms, terminate upon the death of Grantee) if Grantee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Grantee's estate.
  Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
19.1 Agreement shall mean this Restricted Unit Agreement.

19.2 Committee shall mean the Personnel Committee of the Entergy Corporation Board of Directors.

19.3 Company shall mean Entergy Corporation and shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

19.4 Effective Date shall mean the date the Agreement is approved by the Committee.

19.5 Equity Plan shall mean the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries, as may be amended from time to time.

19.6 System shall mean Company and all other System Companies.

19.7 System Company(ies) shall mean Company and any other corporation 80% or more of whose stock (based on voting power or value) is owned directly or indirectly by Company and any partnership or trade or business which is 80% of more controlled, directly or indirectly, by Company, and any successor to the business and/or assets of any such entity.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, which is effective on the day and year first above written.

ENTERGY CORPORATION

By /s/ Terry R. Seamons
Terry R. Seamons
Senior Vice-President,
Human Resources and Administration

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement and to all the terms and provisions of the Equity Plan herein incorporated by reference. The undersigned further acknowledges that the Equity Plan Prospectus is available to him for review on the Company's internal Web page.

/s/ Leo P. Denault
Leo P. Denault, Grantee